Exhibit 2.2

FORRESTER & WORTH, PLLC
3636 NORTH CENTRAL AVENUE, SUITE 700
PHOENIX, ARIZONA 85012-1927 (602) 271-4250
(602) 271-4300 FAX
S. CARY FORRESTER (006342)
SCF@FORRESTERANDWORTH.COM
COUNSEL FOR DEBTORS

UNITED STATES BANKRUPTCY COURT DISTRICT OF ARIZONA

In re: STAR BUFFET, INC.,	Chapter 11 Jointly Administered

Debtor.	Case Nos.: 2:11-bk-27518 and 2:11-bk-27713
In re: SUMMIT FAMILY RESTAURANTS, INC.,
Debtor.

THIS FILING APPLIES TO:
X BOTH DEBTORS __ STAR BUFFET, INC. __ SUMMIT FAMILY RESTAURANTS, INC.

DEBTORS’ SECOND AMENDED JOINT PLAN OF REORGANIZATION

DATED OCTOBER 17, 2012

This First Amended Joint Plan of Reorganization (the "Plan") is proposed by Debtors Star Buffet, Inc. (“Star”) and Summit Family Restaurants, Inc.

(“Summit” and, collectively with Star, “Debtors”), for the resolution of all outstanding creditor claims and equity interests. Debtors are sometimes referred to below as the “Proponents.” All creditors and equity security holders are encouraged to consult the First Amended Disclosure Statement (the “Disclosure Statement”) before voting to accept or reject the Plan. The Disclosure Statement contains a discussion of Debtors’ history, a description of their assets, and a summary and analysis of the Plan.

NO SOLICITATION MATERIALS OTHER THAN THE DISCLOSURE STATEMENT AND THE MATERIALS ACCOMPANYING IT HAVE BEEN AUTHORIZED BY THE BANKRUPTCY COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

ARTICLE I
DEFINITIONS

Defined Terms. The following terms have the following meanings whenever used in the Plan.

A.Administrative Claim means: (a) every cost or expense of administration of the Bankruptcy Cases, including any actual and necessary post-petition expenses entitled to priority under Bankruptcy Code Sections 503(b) and 507(a)(1); (b) any actual and necessary post-petition expenses of operating Debtors; (c) all fees and other charges of professionals approved by the Bankruptcy Court pursuant to interim and final allowances in accordance with Bankruptcy Code Sections 105, 330, 331, and 503(b); and, (d) all fees and charges assessed against the Estates under 28 U.S.C. § 1930.

B.Allowed Claim means every claim, other than an Administrative Claim:

1.	As to which a timely Proof of Claim has been filed within the timefixed by the Bankruptcy Court; or,

2.	If such claim arises from an Executory Contract that is rejected by the Plan, as to which a timely Proof of Claim has been filed no later than the Confirmation Date; or,

3.
If such claim arises from an Executory Contract that is rejected pursuant to the Confirmation Order, as to which a timely Proof of Claim has been filed by no later than the first Business Day that is 14 days after the Confirmation Date; or,

4.	If either Debtor has scheduled such claim in its Schedules (including any amendments thereto) as liquidated in amount, undisputed and non-contingent;

5.	And, in regard to all of the foregoing claims that have either been filed or deemed filed:

i.	As to which no objection has been filed within any applicabletime period fixed by the Bankruptcy Court; or

ii.
As to which an order has been entered allowing such claimand (a) such order has become final and non-appealable without any appeal, review, or other challenge having been taken, or (b) if taken, any such appeal, review or other challenge has been finally resolved in favor of the claimant.

6.
The term Allowed Claim may be used throughout the Plan with each of the various creditor’s claims or classes of those claims (e.g., "Allowed Class 1 Claims") to signify that such claims must be, unless otherwise indicated, Allowed Claims in order to qualify for the specified treatment under the Plan.

C.Artesia Property means all of Summit’s real property, fixtures and personal property located at 601 South 1st St., Artesia, New Mexico.

D.Avoidance Actions means all claims and causes of action under Sections 502, 542, and 544-550 of the Bankruptcy Code, whether or not asserted or pending on the Confirmation Date, which are to be preserved, administered, prosecuted, compromised, or otherwise disposed of for the benefit of creditors.

E.Bank of Utah Guaranty Claim means the contingent Claim held by the Bank of Utah under the Commercial Guaranties executed by Debtors in regard to a $1,194,117.31 loan to SBI Leasing, Inc.. The balance owing on the Petition Date was approximately $1,085,410.73. The loan is secured by first deeds of trust against the restaurant properties located in Vernal, Utah and Layton, Utah.

F.Bankruptcy Code or Code means Title 11 of the United States Code.

G.Bankruptcy Court or Court means the United States Bankruptcy Court for the District of Arizona or any other court that may have jurisdiction over any particular proceeding arising under, in or relating to these Chapter 11 cases.

H.Case means one or both of Debtors’ bankruptcy cases pending before the Bankruptcy Court, and all adversary proceedings, contested matters and other litigation arising in or related to those cases.

I.Claim means "claim" as defined in Bankruptcy Code Section 101(5).

J.Claimant means the holder of a Claim.

K.Committee means the Joint Official Committee of Unsecured Creditors appointed on November 1, 2011, as amended on November 8, 2011 and again on November 19, 2011. The Committee is comprised of K & A Brasher L.L.C., Spirit Master Funding L.L.C., Tinsley Hospitality Group L.L.C., K-BOB’S USA, Inc., Flying W Diamond Ranch, Inc., K-BOB’S Capital Resource Group Ltd., Oshunola, L.L..C; and Nareke, L.L.C.

L.Condition to Confirmation means the condition to confirmation set forth in Article VI.

M.Confirmation Date means the date of entry of the Confirmation Order.

N.Confirmation Order means the appealable order of the Bankruptcy Court confirming the Plan.

O.Debtors or Debtors-in-Possession means Star and Summit.

P.Disclosure Statement means the Disclosure Statement accompanying this Plan, including any amendments or modifications thereto.

Q.Disputed Claim means a Claim, including one that is deemed filed pursuant to Bankruptcy Code Section 1111(a), as to which either debtor or any other party in interest has filed an objection within 90 days after the Effective Date and which has not been resolved by a Final Order or pursuant to this Plan. Contingent Claims will be treated as Disputed Claims for all purposes relating to Distributions under the Plan until such time as any such contingent Claim becomes fixed or absolute and becomes an Allowed Claim.

R.Distribution means the money or other property required by the Plan to be distributed to the holders of Allowed Claims.

S.Effective Date means the first business day that is 30 days after the entry of the Confirmation Order, provided that the Condition to Confirmation has been satisfied. Proponents may waive the Condition to Confirmation and/or accelerate the Effective Date by a written notice to that effect filed with the Court at any time after the Confirmation Order is entered. Any reference to a payment that is to be made “on the Effective Date” means on the Effective date or as soon thereafter as is reasonably practical.

T.Exit Loan means the loan in the amount of approximately $300,000 that will be made to Debtors on the Effective Date by Robert E. Wheaton, Debtors’ president and CEO, in order to provide the balance of the funding needed to implement the Plan on the Effective Date. The loan will bear interest at the rate of 6.5% per annum and will be repaid in equal monthly amortizing installments over a period of five years. It will be secured by a second-position mortgage or deed of trust, as appropriate, an assignment of rents, and a security interest against the Artesia Property. The Exit Loan will become the senior lien against the Artesia Property when the Wells Fargo Artesia Loan is paid in full.

U.Equity Security or Equity Interest means any ownership interest or share of stock in either Debtor and any warrant or right, other than a right to convert, to purchase, sell, or subscribe to a share, security, or interest of a kind specified in 11 U.S.C. 101(16)(A) or (B).

V.Filing Date or Petition Date means, as to Star, September 28, 2011 and, as to Summit, September 29, 2011.

W.Final Order means an order, judgment or other decree of the Bankruptcy Court, including, without limitation, a stipulation or other agreement which is "so ordered" by the Bankruptcy Court, including any revision, modification or amendment thereof: (a) the operation or effect of which has not been reversed or stayed; (b) the time to appeal or seek review has expired; (c) no appeal or petition for review or certiorari has been taken or is pending; or, (d) if such appeal or petition has been taken or granted, it has been finally resolved.

X.Naisbitt Loan Documents means the Loan Agreement and Deed of Trust dated as of September 16, 2005, executed by Summit in favor of Naisbitt Investment Company, LLC Series Investment, a Utah limited liability company (“Naisbitt”), and all other loan and security documents that relate thereto, if any.

Y.Naisbitt Loan means all amounts owing to Naisbitt under the terms of the Naisbitt Loan Documents, which was approximately $36,702.66 as of the Petition Date. The current balance is estimated at $28,213.25.

Z.Naisbitt Collateral means all of Summit’s real property and fixtures located at 150 West Main Street, Rexburg, Idaho, as more particularly described in the Naisbitt Loan Documents.

AA. Penalty Claims means all claims for fines, penalties, forfeitures, multiple damages, punitive damages, or exemplary damages, not meant to compensate the claimant for actual pecuniary loss.

BB. Plan means this First Amended Joint Plan of Reorganization dated May 24, 2012, including any amendment or modification made in accordance with the applicable provisions of the Code.

CC. Prime Rate means the prime rate of interest as announced by the Wall Street Journal on the Effective Date.

DD. Reorganized Debtor or Debtors means Star and/or Summit, as the case may be, on or after the Effective Date.

EE. Retained Causes of Action means all Avoidance Actions and all other claims and causes of action of every kind and nature whatsoever arising before the Effective Date which have not been resolved or disposed of prior to the Effective Date, whether or not such claims or causes of action are specifically identified in the Disclosure Statement.

FF. Securities Claims means all Allowed Claims (a) arising from rescission of a purchase or sale of a security of either Debtor or an affiliate of either Debtor, (b) for damages arising from the purchase or sale of a such a security, or (c) for reimbursement or contribution allowed under Bankruptcy Code Section 502 on account of such a claim.

GG. Stockman Bank JB Loan Documents means the Promissory Note and Deed of Trust dated as of August 15, 2008, executed by Summit in favor of Stockman Bank, and all other loan and security documents that relate thereto, if any.

HH. Stockman Bank JB Loan means all amounts owing to Stockman Bank under the terms of the Stockman Bank JB Loan Documents, which was approximately $571,825.32 as of the Petition Date.

II.Stockman Bank JB Collateral means all of Summit’s real property and fixtures located at 1322 10th Avenue S, Great Falls, Montana, as more particularly described in the Stockman Bank JB Loan Documents. In its proof of claim, Stockman Bank estimates the value of its collateral at $1.2 million.

JJ. Stockman Bank 4B Loan Documents means the Promissory Note and Deed of Trust dated as of August 15, 2008, executed by Summit in favor of Stockman Bank, and all other loan and security documents that relate thereto, if any.

KK. Stockman Bank 4B Loan means all amounts owing to Stockman Bank under the terms of the Stockman Bank 4B Loan Documents, which was approximately $308,194.50, as of the Petition Date.

LL. Stockman Bank 4B Collateral means all of Summit’s real property and fixtures located at 4610 10th Avenue S, Great Falls, Montana, as more particularly described in the Stockman Bank 4B Loan Documents. In its proof of claim, Stockman Bank estimates the value of its collateral at $750,000.

MM. Tax Claim Rate means the applicable rate of interest on tax claims under Section 511 of the Bankruptcy Code, determined as of the Effective Date.

NN. Unsecured Claim means an Allowed Claim for which there are no assets of Debtors serving as security.

OO. Wells Fargo means Wells Fargo Bank, N. A. and any other lenders who may from time to time be made parties to the Wells Fargo Credit Agreement.

PP. Wells Fargo Credit Agreement means the Credit Agreement dated as of January 31, 2008, by and among Star, Star Buffet Management, Inc., Summit, HTB Restaurants, Inc., Northstar Buffet, Inc., Starlite Holdings, Inc., and SBI Leasing, Inc. as borrowers, and Wells Fargo as lender, together with all supplements and amendments thereto, and all security agreements, deeds of trusts, mortgages, collateral assignments, financing statements and other loan and security documents that evidence, secure or relate thereto.

QQ. Wells Fargo Loan means all amounts owing to Wells Fargo under the terms of the Wells Fargo Credit Agreement, which was approximately $5,575,000 as of the Petition Date.

RR. Wells Fargo Collateral means all of the real and personal property owned by Debtors and their subsidiaries and affiliates that secures the Wells Fargo Loan, as more particularly described in the Wells Fargo Credit Agreement. The Wells Fargo Collateral consists of substantially all of the assets of Debtors and their subsidiaries and affiliates.

SS. Wells Fargo Artesia Loan Documents means the Promissory Note and Deed of Trust dated as of November 8, 2006, executed by Summit in favor of Wells Fargo, and all other loan and security documents that relate thereto, if any.

TT. Wells Fargo Artesia Loan means all amounts owing to Wells Fargo under the terms of the Wells Fargo Artesia Loan Documents, which was approximately $199,408 as of the Petition Date.

UU. Wells Fargo Artesia Collateral means all of Summit’s real property and fixtures located at 601 South 1st St., Artesia, New Mexico, as more particularly described in the Wells Fargo Artesia Loan Documents. Summit estimates the value of the Wells Fargo Artesia Collateral at $950,000.

VV. General Rules Regarding Defined and Undefined Terms. As used in this Plan, all capitalized words and other terms defined in the Bankruptcy Code or the Rules of Bankruptcy Procedure will have the meanings given to them therein unless the context clearly requires otherwise or such words or terms are otherwise defined herein. For purposes of this Plan, the singular and plural uses of all defined terms and the conjunctive and disjunctive uses thereof will be interchangeable (unless the context otherwise requires), and the defined terms will include masculine, feminine, and neuter genders.

ARTICLE II
CLASSIFICATION OF CLAIMS AND EQUITY INTERESTS

A.All Allowed Administrative Claims are treated as unclassified claim.

B.All Allowed Claims and Allowed Equity Interests are placed in the classes described below, and will receive the treatment set forth in Article IV and in other sections of the Plan:

1.Class 1 (Priority Claims): All Allowed Claims entitled to priority under Section 507 of the Bankruptcy Code other than the priority tax Claims classified in Class 2.

2.Class 2 (Priority Tax Claims): All Allowed Claims entitled to priority under Section 507(a)(8) of the Bankruptcy Code and each holder of a secured claim that would otherwise meet the description of a governmental unit under Section 507(a)(8) of the Bankruptcy Code but for the secured status of the claim.

3. Class 3 (Wells Fargo): The Allowed Secured Claim of Wells Fargo under the Wells Fargo Credit Agreement dated as of January 31, 2008.

4. Class 4 (Wells Fargo Artesia): The Allowed Secured Claim of Wells Fargo under the Wells Fargo Artesia Loan Documents.

5. Class 5 (Stockman Bank JB): The Allowed Secured Claim of Stockman Bank under the Stockman Bank JB Loan Documents.

6. Class 6 (Stockman Bank 4B): The Allowed Secured Claim of Stockman Bank under the Stockman Bank 4B Loan Documents.

7. Class 7 (Administrative Convenience Claims): All Allowed Unsecured Claims of $5,000 or less, which do not elect to be treated under Class 8, but not including any priority Claims.

8. Classes 8(A) and 8(B):

a.Class 8(A) (General Unsecured Claims). All Allowed Unsecured Claims other than priority Claims.

b.Class 8(B) General Unsecured Claim of Robert E. Wheaton. The Allowed Unsecured Claim of Robert E. Wheaton, in the amount of $2,227,893.00.

9. Class 9 (Bank of Utah). The Allowed Bank of Utah Guaranty Claim.

10. Class 10 (Penalty Claims). All Penalty Claims.

11. Class 11 (Security Claims). All Allowed Securities Claims against Star. Debtors are unaware of any claims in this Class.

12. Class 12 (Shareholders). All Equity Security holders in Debtors.

13.Class 13 (Greenway). The Allowed Secured Claim of Greenway Leasing, L.P. (“Greenway”).

14.Class 14 (Naisbitt). The Allowed Secured Claim of Naisbitt under the Naisbitt Loan Documents.

ARTICLE III
IMPAIRED AND UNIMPAIRED CLAIMS

Classes 1, 2, 4, and 11 are unimpaired. All other Claims are impaired. Holders of Class 12 Equity Interests are not impaired.

ARTICLE IV
TREATMENT OF CLAIMS AND EQUITY INTERESTS

A. Unclassified Claims. Each holder of an Allowed Administrative Claim will be paid in cash in full upon the Effective Date, unless such holder agrees in writing to other treatment or the amount of such Claim is not due on the Effective Date, in which case it will be paid when it is due. Professionals employed at the expense of the Estates on or before the Effective Date, and any entities that may be entitled to reimbursement or allowance of fees and expenses pursuant Section 503(b) of the Bankruptcy Code, will receive cash in the amount awarded to them at such time as an order is entered pursuant to Sections 330, 331 or 503(b) of the Bankruptcy Code. Ordinary post-petition operating expenses incurred before or after the Effective Date, such as taxes, salaries, rent, and insurance, that do not require Court approval, will be paid in the ordinary course of business as and when due.

Compensation earned by Debtors’ professionals after the Effective Date need not be approved by the Court pursuant to Sections 330, 331 or 503(b) of the Bankruptcy Code, or otherwise, and will be paid in the ordinary course of business as and when due.

ANY PERSON OR ENTITY CLAIMING TO HOLD AN EXPENSE OF ADMINISTRATION AS OF THE EFFECTIVE DATE OF THE PLAN, MUST HAVE FILED A MOTION FOR ALLOWANCE OF ADMINISTRATIVE EXPENSE WITH THE COURT AND SERVED A COPY ON COUNSEL FOR DEBTORS NOT LATER THAN 30 DAYS AFTER THE EFFECTIVE DATE, OR SUCH CLAIM WILL BE DISALLOWED.

B. Classes of Claims and Interests. The treatment of the various classes of Claims and Equity Interests under the Plan is as follows:

1.Class 1 (Priority Claims). Each holder of an Allowed Class 1 Claim will be paid in cash in full upon the Effective Date. Class 1 is unimpaired under the Plan.

2.Class 2 (Priority Tax Claims). Each holder of an Allowed Class 2 Claim will be paid in equal monthly payments determined by amortizing the principal and interest (calculated at the applicable Tax Claim Rate) owing on each such claim over a period of four years following the Effective Date, provided that the final payment must be made no later than five years after the Petition Date. All principal payments to any Class 2 Claimant will be applied first to any portion of such Claim that is a “trust fund” claim for which any of Debtors’ officers, directors, employees or shareholders may be personally liable. Subject to the foregoing, all principal payments received by the Class 2 Claimants will be applied first to the oldest outstanding taxes. At the time of each distribution to holders of Allowed Class 8(A) General Unsecured Claims, each holder of an Allowed Class 2 Claim will receive an additional amount sufficient to cause the total amount then distributed to each Class 2 Claimant to be proportionate to the total amount then distributed to each holder of an Allowed Class 8(A) Claim. Each holder of a secured Class 2 Claim will retain its lien or other security interest until the Claim has been paid in full. Payments to holders of Allowed Class 2 Claims will commence on the first day of the first full month following the Effective Date. Because the Plan provides for payment in full of Class 2 Claims and complies with the requirements of Bankruptcy Code Section 1129(a)(9)(C), Class 2 is not considered a voting class pursuant to Bankruptcy Code Sections 1124(1) and 1126(f), and is deemed to have accepted the Plan. Class 2 is unimpaired under the Plan.

3.          Class 3 (Wells Fargo Secured Claim).

a.The Wells Fargo Loan will be paid in full according to the following schedule: (i) on the Effective Date, Wells Fargo will be paid the principal amount of $327,000, plus all accrued but unpaid interest, calculated at the non-default interest rate specified in the Wells Fargo Credit Agreement; and (ii) beginning on the first day of the second full calendar quarter following the Effective Date, and on the first day of each calendar quarter thereafter, Wells Fargo will be paid the principal amount of $328,000; (iii) beginning on the first day of the second full calendar month following the Effective Date, and on the first day of each month thereafter, Wells Fargo will be paid all accrued but unpaid interest, calculated at the non-default interest rate specified in the Wells Fargo Credit Agreement. The foregoing payments will continue until the Wells Fargo Loan is paid in full.

b.Until the Wells Fargo Loan is paid in full, Wells Fargo will retain its liens and security interests in the Wells Fargo Collateral. Wells Fargo’s liens and security interests will continue to be governed by the terms of the Wells Fargo Credit Agreement, except that all covenants relating to Debtors’ financial condition, or that of the other obligors, or the minimum debt coverage ratio for the Wells Fargo Loan, will be deemed deleted. Debtors’ reporting requirements under the Wells Fargo Credit Agreement will not be altered.

c.So long as the obligations to Wells Fargo under the Plan are not in default, all obligations under the Wells Fargo Loan Documents shall be deemed current and not delinquent for all purposes. In the event that the Reorganized Debtors fail to make payments when due in accordance with the terms of the Plan or otherwise fail to honor their obligations to Wells Fargo, and in the event that they fail to cure any such defaults within ten business days after written notice thereof to Debtors’ counsel, at the addresses set forth above, or within such additional time period as may be specified under the Wells Fargo Credit Agreement, Wells Fargo may enforce its rights and remedies thereunder, subject to any defenses then available to Debtors or the other obligors under the Wells Fargo Credit Agreement.

d.To the extent that they have not already done so, within 60 days after the Effective Date, Debtors will move their cash management, credit card processing and insurance brokerage business to Wells Fargo or a designated affiliate of Wells Fargo. Debtors may not move their business elsewhere until the earlier of: (a) the date upon which the Wells Fargo Loan is paid in full; or, (b) the date upon which the fees charged by Wells Fargo for one or more of the foregoing services materially exceed the prevailing rate in the marketplace (with any dispute in this regard to be decided by the Court).

e.          Class 3 is impaired under the Plan.

4.Class 4 (Wells Fargo Artesia Secured Claim): The Wells Fargo Artesia Secured Claim will be paid in full on the Effective Date. The payment will constitute a cure of any default under the Wells Fargo Artesia Loan, within the meaning of Section 1123(a)(5)(G) of the Bankruptcy Code, and, accordingly, will not include any late fees, late penalties, late charges, or interest computed at the default rate. In re Entz-White Lumber and Supply, Inc., 850 F.2d 1338 (9th Cir. 1988). Class 4 is unimpaired under the Plan.

5.Class 5 (Stockman Bank JB Secured Claim): The Allowed Secured Claim of Stockman Bank under the Stockman Bank JB Loan Documents will be paid in full as follows:

a.All amounts owing under the Stockman Bank JB Loan will be repaid within seven years after the Effective Date. Beginning on the first day of the first calendar month after the Effective Date, the Allowed amount of the Class 5 Claim will be paid in equal monthly payments, determined by amortizing the aggregate amount of outstanding principal, accrued interest and recoverable fees then owing over a period of twenty years. Monthly payments will continue until the earlier of the seventh anniversary of the Effective Date, or the sale or refinancing of the underlying real property, when the entire remaining balance of unpaid principal and accrued interest will be paid in full. Interest will accrue from the Effective Date until the Allowed Class 5 Claim is paid in full at a rate equal to the non-default rate specified in the underlying promissory note or debt instrument.

b.Until the Stockman Bank JB Loan is paid in full, Stockman Bank will retain its liens and security interests in the Stockman Bank JB Collateral. Stockman Bank’s liens and security interests will continue to be governed by the terms of the Stockman Bank JB Loan Documents, except that all covenants relating to Summit’s financial condition or the minimum debt coverage ratio for the Stockman Bank Loan will be deemed deleted.

c.So long as the obligations to Stockman Bank under the Plan are not in default, all obligations under the Stockman Bank JB Loan Documents shall be deemed current and not delinquent for all purposes. In the event that Summit fails to make payments when due in accordance with the terms of the Plan or otherwise fails to honor its obligations to Stockman Bank in regard to the Stockman Bank JB Loan, and in the event that it fails to cure any such defaults within thirty days after written notice thereof to Summit’s counsel, at the addresses set forth above, or within such additional time period as may be specified under the Stockman Bank JB Credit Agreement, Stockman Bank may enforce its rights and remedies thereunder, subject to any defenses then available to Summit.

d.Class 5 is impaired under the Plan.

6.          Class 6 (Stockman Bank 4B Secured Claim): The Allowed Secured Claim of Stockman Bank under the Stockman Bank 4B Loan Documents will be paid in full as follows:

a. All amounts owing under the Stockman Bank 4B Loan will be repaid within seven years after the Effective Date. Beginning on the first day of the first calendar month after the Effective Date, the Allowed amount of the Class 6 Claim will be paid in equal monthly payments, determined by amortizing the aggregate amount of outstanding principal, accrued interest and recoverable fees then owing over a period of twenty years. Monthly payments will continue until the earlier of the seventh anniversary of the Effective Date, or the sale or refinancing of the underlying real property, when the entire remaining balance of unpaid principal and accrued interest will be paid in full. Interest will accrue from the Effective Date until the Allowed Class 6 Claim is paid in full at a rate equal to the non-default rate specified in the underlying promissory note or debt instrument.

b.Until the Stockman Bank 4B Loan is paid in full, Stockman Bank will retain its liens and security interests in the Stockman Bank 4B Collateral. Stockman Bank’s liens and security interests will continue to be governed by the terms of the Stockman Bank 4B Loan Documents, except that all covenants relating to Summit’s financial condition or the minimum debt coverage ratio for the Stockman Bank Loan will be deemed deleted.

c.So long as the obligations to Stockman Bank under the Plan are not in default, all obligations under the Stockman Bank 4B Loan Documents shall be deemed current and not delinquent for all purposes. In the event that Summit fails to make payments when due in accordance with the terms of the Plan or otherwise fails to honor its obligations to Stockman Bank in regard to the Stockman Bank 4B Loan, and in the event that it fails to cure any such defaults within thirty days after written notice thereof to Summit’s counsel, at the addresses set forth above, or within such additional time period as may be specified under the Stockman Bank 4B Credit Agreement, Stockman Bank may enforce its rights and remedies thereunder, subject to any defenses then available to Summit.

7.Class 7 (Administrative Convenience Claims): Each holder of an Allowed Class 7 claim who does not elect, on its ballot, to be treated as a holder of an Allowed Class 8 claim, will receive payment of 50% of the Allowed amount of its Claim on the Effective Date in full satisfaction of its claim. Class 7 is impaired under the Plan.

8.Classes 8(A) and 8(B):

a.Class 8(A) (General Unsecured Claims). Each holder of an Allowed Class 8(A) Claim will be paid in full, together with interest on the Allowed principal amount of such Claim from the Petition Date to the Effective Date at the Federal Judgment Rate as of the Effective Date (currently .012%) and from the Effective Date until paid at the Prime Rate. Class 8(A) is impaired under the Plan. Payments to holders of Allowed Class 8(A) Claims will commence on the first day of the first full calendar quarter after the Class 3 Wells Fargo Secured Claim is paid in full (approximately four years after the Effective Date). Such quarterly payments will be in the amount of $328,000 each until the first day of the first full calendar quarter after all Class 2 Priority Tax Claims are paid in full, at which time such payments will increase by $112,500 to a total of $440,500 per calendar quarter.

b.Class 8(B) General Unsecured Claim of Robert E. Wheaton. The holder of the Allowed Class 8(B) claim will be paid in full, together with interest on the Allowed principal amount of such Claim from the Petition Date to the Effective Date at the Federal Judgment Rate as of the Effective Date (currently .012%). Interest will accrue on the amount of $235,957.40 (the “Deferred Bonus and Interest Component”) from the Effective Date until paid at the Prime Rate, and on the principal amount of $1,991,935.60 (the “Borrowed Money Component”) from the Effective Date until paid at the Prime Rate. Quarterly interest-only payments on the Borrowed Money Component will commence when the principal amount owing on the Wells Fargo Loan has been reduced to $1.5 million and continue until paid, provided that Debtors are then current on all payments required by the Plan. If Debtors are not then current on all payments required by the Plan, the quarterly interest-only payments will not begin until Debtors bring such payments current. Principal payments on the Deferred Bonus and Interest Component and the Borrowed Money Component and interest payments on the Deferred Bonus and Interest Component will commence on the first day of the first full calendar quarter after all Class 8(A) General Unsecured Claims are paid in full. Such quarterly payments will be in the amount of $440,500 per calendar quarter, until the Class 8(b) Claim is paid in full.

c. Class 8 Lien. The payment obligations to holders of Allowed Class 8(A) and 8(B) Claims will be secured by a lien (the “Class 8 Lien”) on all of Debtors’ assets. The Class 8 Lien is described in more detail in Article V(E), below.

9. Class 9 (Bank of Utah Guarantee Claim). For so long as there is nodefault under the Bank of Utah loan to SBI Leasing, Inc., no payments will be made to Bank of Utah on account of the Bank of Utah Guarantee Claim. Upon the occurrence of an event of default under the Bank of Utah loan documents, and upon Debtors’ receipt of written notice to that effect, the Bank of Utah Guarantee Claim will be treated for all purposes as an Allowed Class 8(A) Claim. Bank of Utah will receive distributions as the holder of an Allowed Class 8(A) for so long as any default under the Bank of Utah loan to SBI Leasing remains uncured, and, to the extent necessary, it will receive distributions ahead of other Class 8(A) Claimants until its total distributions become proportional to those of other Class 8(A) Claimants.

10.Class 10 (Penalty Claims). Each holder of an Allowed Class 10 penalty claim will be paid in full over a period of not more than ten years after the Effective Date, with interest on the Allowed principal amount of such claim at the Prime Rate from the latter of the Effective Date or the date upon which such penalty claim is assessed, until paid. No payments will be made to holders of Class 10 Claims until Class 8 Claims have been paid in full.

11.Class 11 (All Allowed Securities Claims). All Allowed Class 11 Claims will be subordinated to the level of Class 12 common stock, pursuant to Section 510(b) of the Bankruptcy Code. Holders of Allowed Class 11 Claims will receive distributions on account of such claims at such times as dividends are paid to the holders of common stock. Holders of Allowed Class 11 Claims who are also holders of common stock of Star will receive no distribution on account of their Allowed Class 11 Claims but will, instead, receive dividends on their stock. Holders of Allowed Class 11 Claims who are not holders of common stock of Star will receive distributions equal to the dividend they would have received had they invested the entire amount of their Allowed Class 11 Claim in common stock of Star at the prevailing market price as of the record date of such distribution. For example, if the prevailing market price is $1.00 per share, the holder of an Allowed Class 11 Claim in the amount of $100,000 will receive a distribution equal to the dividend it would have received had it held 100,000 shares of common stock of Star as of the record date of the distribution. Such distributions will be treated for all purposes as payments of debt by Star. Payments will continue until the allowed amount of all Class 11 claims is paid in full, with interest at the Prime Rate from the Effective Date until paid. Debtor is unaware of any Class 11 Claims. Class 11 is unimpaired under the Plan.

12.Class 12 (Shareholders). All holders of Equity Securities in the Debtors will retain their Equity Securities. Class 12 is unimpaired under the Plan.

13.Class 13 (Greenway Secured Claim): The Allowed Secured Claim of Greenway will be paid in full under one of the following two alternatives:

a.If Star elects, the Allowed Secured Claim of Greenway will be paid in full by surrendering to Greenway all of the personal property that secures the Claim on the latter of the Effective Date or five court days after the entry of a Final Order by the Court determining which property of Star’s estate, if any, secures Greenway’s Claim. If the Court determines that no property of Star’s estate secures the Claim, then the Allowed Secured Claim of Greenway will be disallowed; or,

b.The Allowed Secured Claim of Greenway will be repaid within seven years after the Effective Date. Beginning on the first day of the first calendar month after the Effective Date, the Allowed amount of the Class 13 Claim will be paid in equal monthly payments, determined by amortizing the Allowed Secured Claim of Greenway over a period of twenty years. Monthly payments will continue until the seventh anniversary of the Effective Date, when the entire remaining balance of unpaid principal and accrued interest will be paid in full. Interest will accrue from the Effective Date until the Allowed Secured Claim of Greenway is paid in full at the Prime Rate. Until the Allowed Secured Claim of Greenway is paid in full, Greenway will retain its lien.

14.Class 14 (Naisbitt Secured Claim): The Allowed Secured Claim of Naisbitt under the Naisbitt Loan Documents will be paid in full according to the terms of the Naisbitt Loan Documents, notwithstanding any provision in the Plan to the contrary. Until the Naisbitt Loan is paid in full, Naisbitt will retain its liens and security interests in the Naisbitt Collateral. Naisbitt’s liens and security interests will continue to be governed by the terms of the Naisbitt Loan Documents. In the event that Summit fails to make payments when due in accordance with the terms of the Naisbitt Loan Documents, or otherwise fails to perform thereunder, and in the event that any such default is not cured within any applicable notice or grace period specified in the Naisbitt Loan Documents, Naisbitt may enforce its rights and remedies thereunder, subject to any defenses then available to Summit. Class 14 is unimpaired under the Plan.

15.Disputed Claims will be treated as follows: At the time of any Distribution to holders of Allowed Claims, an amount sufficient to have paid each holder of a Disputed Claim its pro rata share of such Distribution, calculated as though such Disputed Claim were an Allowed Claim, will be reserved for the potential benefit of the holders of such Disputed Claims, and thereafter distributed in accordance with the terms and provisions of this Plan.

16.Provisions Applicable to all Classes of Secured Claims. Debtors’ granting of the Class 8 Lien shall not be deemed a default under any loan or security documents, nor shall Debtors be deemed in default under any loan or security documents by virtue of delinquent taxes, so long as Debtors have reached agreement with the pertinent taxing authority, through this Plan or otherwise, as to the terms of repayment of said delinquent taxes and are in compliance with such agreement.

ARTICLE V
MEANS FOR EXECUTION OF THE PLAN

A.Operating Income. The primary source of funding for the Plan is the operating income derived from the restaurants operated by Debtors’ affiliates. As reflected in the cash flow projections attached to the Disclosure Statement as Exhibit “B”, the operating income is sufficient to fund all plan payments except for those due on the Effective Date.

B.Exit Loan. On the Effective Date, Debtors’ president and CEO, Robert E. Wheaton, will loan the Debtors’ approximately $300,000. The loan will provide the balance of the funds required to be paid on the Effective Date. The loan will be evidenced by a promissory note, will bear interest at the rate of 6.5% per annum, and will be repaid in equal monthly amortizing installments over a period of five years. It will be secured by a second-position mortgage or deed of trust, as appropriate, together with an assignment of rents and security interest, against the Artesia Property. The Exit Loan will become the senior lien against the Artesia Property when the Wells Fargo Artesia Loan is paid in full.

C.Proceeds from Liquidation of Restaurant Properties. Star’s subsidiaries will market the restaurant properties listed below with the goal of selling them as expeditiously as possible consistent with the goal of maximizing the sales prices and preserving current and projected cash flows. Alternatively, Star’s subsidiaries may refinance the properties.

1. Ocala, Florida. This property is owned by Star’s subsidiary, SBI Leasing, Inc. It is currently leased to a third-party for approximately $4,000 per month. It is listed for sale at $705,000. It is encumbered by a first mortgage in favor of Victorium Corporation in the amount of approximately $200,000.

2.Plant City, Florida. This property is owned by Star’s subsidiary, SBI Leasing, Inc. It is offered for sale at $1,900,000. It is encumbered by a first mortgage in favor of Platinum Bank in the amount of approximately $640,000.

3.Titusville, Florida. This property is owned by Star’s subsidiary, SBI Leasing, Inc. It is offered for sale at $1,800,000. It is encumbered by a first mortgage in the amount of approximately $706,000;

4.South Daytona, Florida. This property is owned by Star’s subsidiary, SBI Leasing. It is currently leased to a third-party for $9,512 per month. It is offered for sale at $1,350,000. It is encumbered by a first mortgage in favor of Wells Fargo that secures the Wells Fargo Loan;

5.Scottsdale, Arizona. This property is owned by Star’s subsidiary, SBI Leasing, Inc. It is offered for sale at $2,750,000. There is no purchase money mortgage;

6.Yuma, Arizona. This property is owned by Star’s subsidiary, SBI Leasing, Inc. It is offered for sale at $1,950,000. It is encumbered by a first mortgage in favor of Wells Fargo that secures the Wells Fargo Loan;

7.Kissimee, Florida. This property is owned by Star’s subsidiary, SBI Leasing. It is offered for lease at $10,000 per month and for sale at $1,400,000. It is encumbered by a first mortgage in favor of Wells Fargo that secures the Wells Fargo Loan;

8.Hudson, Florida. This property is owned by Star’s subsidiary, SBI Leasing. It is offered for lease at $6,500 per month and for sale at $750,000. It is encumbered by a first mortgage in favor of Wells Fargo that secures the Wells Fargo Loan;

9.Jacksonville, Florida. This property is owned by Star’s subsidiary, SBI Leasing. It is offered for lease at $8,000 per month and for sale at $950,000. It is encumbered by a first mortgage in favor of Wells Fargo that secures the Wells Fargo Loan;

10.Layton, Utah. This property is owned by Star’s subsidiary, SBI Leasing, Inc. It is offered for lease at $10,000 per month and for sale at $2,250,000. It is encumbered by a first mortgage in favor of Bank of Utah in the amount of approximately $1,062,000.

D. Distribution of Sales/Refinancing Proceeds.

1.All of the net proceeds from each sale or refinancing of restaurant property (after deducting all costs, fees, commissions and other expenses associated with the sale and other amounts necessary to close escrow) that is encumbered by a first mortgage lien in favor of Wells Fargo will be distributed to Wells Fargo. The total amount owing to Wells Fargo will be reduced by such payments but Debtors’ payment obligations to Wells Fargo under the Plan will not otherwise be altered by Wells Fargo’s receipt of the proceeds;

2.The net proceeds from each sale or refinancing of restaurant property (after deducting the amounts necessary to satisfy all liens, costs, fees, commissions and other expenses associated with the sale and other amounts necessary to close escrow, together with the amount of any necessary equalizing payments to holders of Allowed Class 2 Priority Tax Claims) that is not encumbered by a first mortgage lien in favor of Wells Fargo will be distributed as follows: (1) 50% will be distributed to unsecured creditors in reduction of their Allowed Unsecured Claims; and, (2) 50% will be distributed to Wells Fargo in reduction of the Wells Fargo Loan. The total amount owing to Wells Fargo and the unsecured creditors will be reduced by such payments but Debtors’ payment obligations to Wells Fargo and the unsecured creditors under the Plan will not otherwise be altered by their receipt of sale proceeds. Debtors will sell or refinance at least one of the restaurant properties that is not encumbered by a first mortgage lien in favor of Wells Fargo and distribute the net proceeds to creditors within four years after the Effective Date.

E. Lien for the Benefit of Claimants. The holders of Allowed Class 8 Claims will be granted a lien (the “Class 8 Lien”) in all of Debtors’ assets. The Class 8 Lien will be valid and perfected without the necessity of filing or recording any mortgage, deed of trust, financing statement or other instrument. The Class 8 Lien will be granted and become effective as of the Effective Date, but will not attach to funds earmarked for the payment of claims that are due on the Effective Date or for Administrative Claims that are due after the Effective Date. Upon payment of all amounts owing to Class 8 Claimants under the Plan, Debtors’ will file a notice to that effect with the Court and, ten days later, in the absence of an objection, the Class 8 Lien will be deemed released for all purposes. If an objection is filed, the dispute will be resolved by the Court. The Class 8 Lien will be junior to the liens and security interest held by Wells Fargo, any existing mortgage holders, any other existing liens (such as tax liens), the Exit Loan, any lien granted to any Person providing substitute exit financing to Debtors, and any liability of Debtors for the payment of Administrative Claims. The Class 8 Lien will be subordinated to any refinancing or replacement financing of any existing secured loans or the Exit Loan, conditioned upon the Class 8 Claimants receiving a portion of the net loan proceeds consistent with the treatment of sale proceeds described in Article V(D) above.

F.Deemed Consolidation of Debtors. The Debtors shall be deemed consolidated for the following purposes, and the following purposes only, under the Plan: (a) claims owing by one Debtor to another will be discharged and cancelled, with the limited exception described in Article IX, below; and, (b) all Allowed Unsecured Claims in Classes 8 and 9 will be deemed to be joint and several obligations of the Debtors. The deemed consolidation of the Debtors will not affect their legal or organizational structures or the validity or enforceability of any executory contracts or unexpired leases. The deemed consolidation of the Debtors will not affect or impair any claim or cause of action against any third party including, without limitation, any Avoidance Action or other Retained Cause of Action.

G.Disbursing Agent. The Reorganized Debtors will function as disbursing agent under the Plan and will not be compensated for their services.

H.Management and Personnel. The Reorganized Debtors will retain the services of Debtors’ present management and staff. The identity and compensation of the two members of senior management and all of Debtors’ Boards of Directors is set forth in the Disclosure Statement and is incorporated herein by reference.

I.Authority to Settle and Assign. In accordance with Bankruptcy Code Section 1123(b)(3), the Reorganized Debtors will own and retain, and may prosecute, enforce, compromise, settle, release, or otherwise dispose of, any and all claims, defenses, counterclaims, setoffs, and recoupments belonging to Debtors or the Estates, without further order of the Court.

J.           Location of Claimants and Uncashed Distribution Checks.

1.Bad Addresses. If the Reorganized Debtors are unable to locate a Claimant, they will hold the amount of any Distribution to such Claimant as though such Claim were a Disputed Claim. Such amount will be held for 120 days and, if the address of the Claimant is then still unknown, such amount will be distributed to other Claimants holding Allowed Claims or retained by Debtors if all other Claims are then paid in full. The Reorganized Debtors will have fulfilled any duty that they may have to locate the holder of a Claim by mailing any Distribution to the address for that Claimant set forth in the Master Mailing List or in any Proof of Claim or Notice of Appearance filed with the Court. The Reorganized Debtors will be under no obligation to undertake further efforts to locate the holder of a Claim if the Distribution is returned "addressee unknown," and the Reorganized Debtors may delete any such Claimant from its mailing list.

2.Uncashed Distribution Checks. Any Distribution check that has not been returned by the U.S. Post Office but which has not been cashed within 60 days after it is mailed will be deemed undeliverable. The Reorganized Debtors will be authorized to stop payment on such check and the payee will thereafter be treated in the manner set forth above for Claimants whose addresses are unknown.

K.           Notices. In order to minimize the expense of providing notices after the Confirmation Date, notice of matters brought before the Court after the Confirmation Date will be limited to those who have filed notices of appearance and/or requests for notice in these Cases, either before or after the Confirmation Date.

ARTICLE VI
EFFECTIVE DATE/CONDITION TO CONFIRMATION

The Effective Date of the Plan will be that date which is the first business day after 30 days have passed after the Confirmation Date. Proponents may waive this Condition to Confirmation and/or accelerate the Effective Date by a written notice to that effect filed with the Court at any time after the Confirmation Date.

ARTICLE VII
EFFECT OF CONFIRMATION

A.Discharge. Except as otherwise specifically provided in the Plan, confirmation of the Plan will discharge Debtors from any debt that arose prior to the Confirmation Date and any debt of a kind specified in Sections 502(g) through (i) of the Bankruptcy Code, whether or not a proof of claim based upon such debt is filed or deemed filed under Section 501 of the Bankruptcy Code, whether or not such Claim is allowed under Section 502 of the Bankruptcy Code, and whether or not the holder of such Claim has accepted the Plan. The provisions of this Article are not intended to, nor will they be construed as, limiting the scope of the discharge provided by Section 1141 of the Bankruptcy Code.

B.Automatic Stay and Post-Confirmation Injunction. Notwithstanding any other provisions of the Plan, the automatic stay will terminate on the Effective Date, but all holders of Claims dealt with by the Plan, and all creditors who received notice of the Case, will be enjoined from:

(a) pursuing collection of their Claims from the assets of Debtors, the estates and the Reorganized Debtors; (b) pursuing collection of their Claims, or any related claims, from any affiliates or subsidiaries of Debtors who are contributing to payments under the Plan, for so long as the there is no uncured default under the provisions of this Plan; and, (c) pursuing any claims or causes of action against Debtors’ present or former officers and directors, including, without limitation, Robert E. Wheaton and Ronald E. Dowdy, arising from or relating to Claims dealt with by the Plan, for so long as the there is no uncured default under the provisions of the Plan.

C.Release and Extinguishment of Liens, Claims, and Encumbrances. Except as otherwise provided herein, all property dealt with by the Plan is free and clear of all liens, claims and interests of creditors and Equity Security holders from and after the Effective Date.

D.Revisions to Articles of Incorporation. Upon the Effective Date, Debtors’ Articles of Incorporation will be deemed amended to prohibit the issuance of nonvoting equity securities, in accordance with the provisions of 11 U.S.C. § 1123(a)(6).

ARTICLE VIII
EXECUTORY CONTRACTS

With the exception of the executory contracts and unexpired leases (collectively “Executory Contracts”) listed on Exhibit “1” hereto, which are assumed under the Plan, all Executory Contracts that have not previously been assumed or rejected by Debtors will be deemed rejected as of the Effective Date, unless specific written notice of intent to assume is mailed or delivered to the lessor or other contracting party before the Effective Date. In the event of assumption, and except as otherwise agreed to by the lessor or other contracting party, all pre-petition defaults will be cured promptly after the Effective Date, within the meaning of § 365(b)(1) of the Code. In the event of any dispute over the cure amount, such dispute will be resolved by the Court and, if the cure amount determined by the Court is deemed by Debtors to be unacceptably high, Debtors may, within five business days after entry of the order determining the cure amount, amend Exhibit “1” to delete the Executory Contract in question. In addition, Exhibit “1” may be amended by Debtors at any time prior to the Effective Date. Any party seeking to assert a Claim arising from an Executory Contract that is rejected by the Plan must file a Proof of Claim by the Confirmation Date or, if the Executory Contract is rejected pursuant to the Confirmation Order, the first Business Day that is fourteen (14) days after the Confirmation Date. All parties to rejected contracts who have timely filed Proofs of Claim will be treated as holders of Allowed Class 8 Claims or Disputed Class 8 Claims, as the case may be. Any party in interest may file an objection to a Claim for damages arising from rejection of an Executory Contract. The failure of any party to a rejected Executory Contract to timely file a Proof of Claim will bar said party from participating under the Plan or from receiving any payment on account of such rejected Executory Contract.

ARTICLE IX
RETENTION AND ENFORCEMENT OF CLAIMS

The Plan preserves in full for the benefit of the Debtors, their estates, their creditors and their Equity Security holders the Retained Causes of Action and all other claims and causes of action of any sort owned by Debtors or their estates, pursuant to Section 1123(b)(3) of the Code, other than those expressly released by the terms hereof. Such Retained Causes of Action and all other claims and causes of action will be controlled by the Reorganized Debtors. The Reorganized Debtors are hereby designated as the estate representatives pursuant to and in accordance with Bankruptcy Code Section 1123(b)(3)(B). No claim, demand or cause of action against any party other than a Debtor, including, without limitation, any Avoidance Action or other Retained Cause of Action, will be waived, eliminated or otherwise affected as a result of the deemed consolidation of the Debtors or the discharge and cancellation of claims owing by one Debtor to another.

ARTICLE X
MODIFICATION OF PLAN

The Proponents reserve the right to propose modifications or amendments to the Plan at any time prior to the Confirmation Date. After confirmation, the Reorganized Debtors may, with Court approval, and so long as it does not materially or adversely affect the interests of creditors, remedy any defect or omission, or reconcile any inconsistencies in the Plan or in the Confirmation Order, in such manner as may be necessary to carry out the purposes and effect of the Plan. The foregoing provisions of this Article X do not limit the ability of any party to modify the Plan under Bankruptcy Code Section 1127 and applicable Rules.

ARTICLE XI
EXCULPATION

Debtors and their advisors, attorneys, consultants, officers, directors, and agents (the “Exculpated Parties”) will neither have nor incur any liability to any holder of a Claim or Equity Security, or any other party in interest, or any of their respective shareholders, former shareholders, members, former members, agents, employees, representatives, financial advisors, attorneys, consultants, affiliates, successors or assigns (the “Exculpating Parties”), for any acts or omissions relating to or arising out of this Case, the preparation for and administration of this Case, or the negotiation, execution, confirmation, consummation or administration of the Plan (the “Exculpated Acts”), other than acts of gross negligence, fraud or willful misconduct. The Exculpating Parties will have no right of action against any of the Exculpated Parties for any of the Exculpated Acts, and the Exculpated Parties are released of and from all claims or liabilities, known or unknown, arising out of or related to the Exculpated Acts. The provisions of this Article will not be deemed to limit any existing protections or immunities afforded to the Exculpated Parties under existing law. The provisions of this Article will not apply to any claim, action or cause of action by the SEC, and the SEC will not be included in the definition of “Exculpating Parties.”

ARTICLE XII
RETENTION OF JURISDICTION

Notwithstanding confirmation of this Plan, the Bankruptcy Court will retain jurisdiction for the following purposes:

A.To determine the allowability of Claims and Equity Interests upon objection to such Claims or Equity Interests by Debtors or by any other party in interest.

B.To consider requests for payment of Claims entitled to priority under Code Section 507(a), including, without limitation, compensation of professionals pursuant to Sections 330 and 503.

C.To hear, determine and enforce all claims and causes of action which may exist on behalf of Debtors or the estate, including, but not limited to, any right of the Reorganized Debtors or the estates to recover assets pursuant to the provisions of the Code, whether or not such claims, causes of action, or rights are Retained Causes of Action, and whether they are pursued by the Reorganized Debtors or another appropriate party.

D.To consider and act upon the compromise and settlement of any Claims against, or cause of action on behalf of, Debtors or the Estates.

E.To resolve controversies and disputes regarding the interpretation or enforcement of the terms of the Plan, or any documentation relating thereto.

F.To resolve controversies and disputes regarding implementation of the Plan and to enter orders in aid of confirmation of the Plan and appropriate orders to protect the Debtors or their successors in interest.

G.To determine all matters and controversies regarding state, local, and federal taxes pursuant to all applicable provisions of the Bankruptcy Code.

H.To enter a Final Decree closing Debtors’ cases.

ARTICLE XIII
CLOSING OF THE CASE

The Court, upon motion of any interested party, will enter a Final Decree pursuant to Section 350 of the Code and Bankruptcy Rule 3022, thereby closing this Case and making provisions, by way of injunction or otherwise, as may be equitable.

ARTICLE XIV
GENERAL PROVISIONS

A. Extension of Payment Dates and Other Deadlines. If any payment date or other deadline falls due on a Saturday, Sunday or legal holiday, then such payment date or other deadline will be extended to the next business day.

B.Notices. Any notice required or permitted to be provided under the Plan will be in writing and served by first class mail (postage prepaid), hand-delivery, telecopy or e-mail, on all those specified in Article V(K).

C.Interest. Whenever interest is to be computed under the Plan, interest will be simple interest and not compounded. Unless otherwise specifically provided for in the Plan or the Confirmation Order, post-petition interest will not accrue or be paid on Claims, and no holder of a Claim will be entitled to interest accruing on or after the Petition Date on any Claim.

D.Vesting. As of the Effective Date, the Reorganized Debtors will be vested with all property of Debtors and the Estates free and clear of all Claims, liens, security interests, assignments, encumbrances, charges, and other interests of Creditors, except as otherwise provided in the Plan.

E.Successors and Assigns. The rights and obligations of any Creditor or holder of an Equity Interest referred to in the Plan will be binding upon, and will inure to the benefit of, the successors, assigns, heirs, devisees, executors, and personal representatives of such Creditor or such holder of an Equity Interest.

F.Payment of Statutory Fees and Filing of Quarterly Reports. All fees payable pursuant to 28 U.S.C. Section 1930, as determined by the Bankruptcy Court at or in conjunction with the Confirmation Hearing, will be paid on or before the Effective Date, and thereafter, in accordance with applicable bankruptcy law. Debtors have paid $1,950.00 to date in such fees. All quarterly reports of disbursements required to be filed by applicable bankruptcy law will be filed in a timely manner. Dated this 17th day of October, 2012.

---SIGNATURE PAGE FOLLOWS---

2nd AMENDED EXHIBIT “1” TO PLAN OF REORGANIZATION
ASSUMED EXECUTORY CONTRACTS

NAME OF OTHER PARTY TO EXECUTORY CONTRACT OR LEASE	DESCRIPTION OF CONTRACT OR LEASE
STAR BUFFET, INC.
ACE American Insurance Company	General Liability and Business Auto Insurance
AFLAC	Life/Health Insurance
American General Life Insurance	Life/Health Insurance
Basic American Foods	Purchasing
Dr. Pepper/Seven Up, Inc.	Purchasing
Group Benefit Options	Life/Health Insurance
Heinz North America	Purchasing
Kraft	Purchasing
Lexington Insurance Co.	Property Insurance
Liberty Mutual Group	Workers Comp. Insurance
Lincoln National Life	Life/Health Insurance
Nestle	Purchasing
Ogden Benefits Administration	Life/Health Insurance
Rich Products Corp.	Purchasing
Royal Cup	Purchasing
Standard Insurance	Life/Health Insurance
The Coca-Cola Company	Purchasing
Unilever c/o Answers Systems, Inc.	Purchasing
Zurich American Insurance	Accident and Health Insurance
Robert Wheaton	Employment Agreement

2nd AMENDED EXHIBIT “1” TO PLAN OF REORGANIZATION
ASSUMED EXECUTORY CONTRACTS

SUMMIT FAMILY RESTAURANTS, INC.
4B's Holdings, Inc.	Lease of Great Falls 4B's restaurant
Flying W Diamond*	Lease of Lamesa Texas Restaurant
Flying W Diamond*	Lease of Tucumcari New Mexico restaurant
Flying W Diamond*	Lease of Beeville Texas restaurant
JB's Star Holdings, Inc.	Lease of Great Falls JB's restaurant
JCRS Investments	Lease of Casa Bonita restaurant--Denver Colorado
KB's Star Holdings, Inc.	Informal Sublease of Lamesa Texas K-Bob's restaurant
KB's Star Holdings, Inc.	Informal Sublease of Tucumcari New Mexico K-Bob's restaurant
KB's Star Holdings, Inc.	Informal Sublease of Beeville Texas K-Bob's restaurant
Star Texas Restaurants, Inc.	Lease of Artesia Texas Restaurant
Barbara Jill Layton Romney	Ground Lease for St. George, Utah restaurant property – Already assumed
Pathway Partners	Sublease of St. George, Utah restaurant property
JB's Family Restaurants, Inc.	License Agreement, as amended

*     Subject to resolution of pending disputed motion to assume and pending adversary proceeding seeking, among other things, a declaration that the agreements were terminated pre-petition

File a Plan:

2:11-bk-27518-GBN STAR BUFFET, INC. and SUMMIT FAMILY RESTAURANTS, INC.

Type: bk                             Chapter: 11 v                              Office: 2 (Phoenix)
Assets: y                            Judge: GBN                                Case Flag: JointAdmin

U.S. Bankruptcy Court
District of Arizona

Notice of Electronic Filing

The following transaction was received from S. CARY FORRESTER entered on 10/17/2012 at 9:44 AM AZ and filed on 10/17/2012

Case Name:     STAR BUFFET, INC. and SUMMIT FAMILY RESTAURANTS, INC.

Case Number:     2:11-bk-27518-GBN

Document Number: 267

Docket Text:
Amended Chapter 11 Plan DEBTORS' SECOND AMENDED JOINT PLAN OF REORGANIZATION DATED OCTOBER 17, 2012 filed by S. CARY FORRESTER of FORRESTER & WORTH, PLLC on behalf of STAR BUFFET, INC., SUMMIT FAMILY RESTAURANTS, INC..(FORRESTER, S.)

The following document(s) are associated with this transaction:

Document description:Main Document
Original filename:N:\Word Docs\Cary\Star Buffet\Plan\Joint Plan\For Filing 10-17-12\2nd Amended Joint Plan of Reorganization 10-17-12.pdf
Electronic document Stamp:
[STAMP bkecfStamp_ID=875559564 [Date=10/17/2012] [FileNumber=27855842-
0] [92c098105f55572b9ba143c532e318b5e406a676d917609e2373ad7caaa18d0219
b 1 2a60e75647e900759c 1 ae9b95ba1533c767da9363a523be25b14194fad97]]

2:11-bk-27518-GBN Notice will be electronically mailed to:

THOMAS H. ALLEN on behalf of Creditor TINSLEY HOSPITALITY GROUP, LLC tallen@asbazlaw.com,
rnieto@asbazlaw.com;asbecf@asbazlaw.com;sgomez@asbazlaw.com;mhinshaw@asbazlaw.com;ATTY ASB@trustesolutions.com;cmcdonald@asbazlaw.com

SCHUYLER GLENN CARROLL on behalf of Creditor Committee Official Joint Committee Of Unsecured Creditors scarroll@perkinscoie.com

PATTY CHAN on behalf of U.S. Trustee U.S. TRUSTEE
patty.chan@usdoj.gov, Jean.L.LaShelle@usdoj.gov;connie.s.hoover@usdoj.gov

DEAN M. DINNER on behalf of Creditor Platinum Bank
ddinner@ngdlaw.com, srivera@ngdlaw.com;jcook@ngdlaw.com;mlindauer@ngdlaw.com

DONALD F. ENNIS on behalf of Creditor Stockman Bank of Montana dfennis@swlaw.com, lnorris@swlaw.com;docket@swlaw.com

S. CARY FORRESTER on behalf of Counter-Claimant STAR BUFFET, INC. scf@forresterandworth.com, cal@forresterandworth.com

JACLYN DALE FOUTZ on behalf of Creditor Mid South Partners
foutzj@ballardspahr.com, PHXdocketingbkr@ballardspahr.com;skankeys@ballardspahr.com;reynoldsk@ballardspahr.com

CRAIG SOLOMON GANZ on behalf of Creditor Spirit Master Funding, LLC craig.ganz@gknet.com, rachel.milazzo@gknet.com

GILL ROBERT GELDREICH on behalf of Creditor Tennessee Department of Revenue agbankcal@ag.tn.gov, gill.geldreich@ag.tn.gov

GREGORY JOHN GNEPPER on behalf of Creditor Greenway Leasing, L.P. ggnepper@gblaw.com

ANDREW A. HARNISCH on behalf of Creditor Mid South Partners
harnischa@ballardspahr.com, reynoldsk@ballardspahr.com;skankeys@ballardspahr.com;phxdocketingbkr@ballardspahr.com

MICHAEL A. JONES on behalf of 3rd Pty Defendant K-BOB'S CAPITAL RESOURCE GROUP, LTD. mjones@asbazlaw.com, mhinshaw@asbazlaw.com;cmcdonald@asbazlaw.com;rnieto@asbazlaw.com;ATTY_ASB@trustesolutions.com;jantle@asbazlaw.com;eodo@asbazlaw.com;sgomez@asbazla

FREDERICK B KING on behalf of Creditor K & A Brasher dba Montgomery Poultry & Egg fbking10@comcast.net

JOSEPH WM. KRUCHEK on behalf of Creditor Wells Fargo Bank, N.A.

joseph.kruchek@kutakrock.com, rebekah.poston@kutakrock.com;patrick.riedel@kutakrock.com

THOMAS E. LITTLER on behalf of Creditor JB'S FAMILY RESTAURANT, INC.
phxbknotices@gordonsilver.com, tlittler@gordonsilver.com;robert.warnicke@gordonsilver.com

RICHARD M. LORENZEN on behalf of Creditor Committee Official Joint Committee Of Unsecured Creditors rlorenzen@perkinscoie.com, docketphx@perkinscoie.com;khardy@perkinscoie.com

STEVEN C. MAHAFFY on behalf of Creditor Michael and Susan Naumes steve@mahaffylaw.com

ELIZABETH H MATTIS on behalf of Creditor Wells Fargo Bank, N.A. efilings@amlegalgroup.com

DANIEL D MAYNARD on behalf of Debtor STAR BUFFET, INC. stanner@mmcec.com, gsipe@mmcec.com

MELISSA WOLF RAND on behalf of Creditor U.S. Foodservice, Inc. mrand@saul.com

JAIME K SHEAN on behalf of Creditor Wells Fargo Bank, N.A. efilings@amlegalgroup.com

JOHN G SINODIS on behalf of Creditor Oshunola, LLC and Nareke, LLC jgs@jhc-law.com, ab@jhc-law.com

RONALD M. TUCKER on behalf of Creditor Simon Property Group, Inc. rtucker@simon.com, cmartin@simon.com;psummers@simon.com;antimm@simon.com

LINDSI M. WEBER on behalf of Creditor Spirit Master Funding, LLC lindsi.weber@gknet.com, rachel.milazzo@gknet.com;jk@gknet.com

2:11-bk-27518-GBN Notice will not be electronically mailed to:

JOHN M KONECK on behalf of Creditor AEI FUND MANAGEMENT INC
FREDRIKSON & BYRON, PA
200 S 6TH ST
SUITE 4000
MINNEAPOLIS, MN 55402-1425

JOHN M. KONECK on behalf of Creditor AEI FUND MANAGEMENT, INC
FREDRIKSON & BYRON, PA
SUITE 4000
200 SOUTH SIXTH STREET
MINNEAPOLIS, MN 55402

Joyce Poole
11015 Center Hill Martin Rd
Collinsville, MS 39325